The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated June 10, 2024

June , 2024	Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Uncapped Buffered Return Enhanced Notes Linked to the Lesser Performing of the Common Stock of CoStar Group, Inc. and the Common Stock of FactSet Research Systems Inc. due June 11, 2026

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek an uncapped return of at least 2.02 times any appreciation of the lesser performing of the Reference Stocks at maturity.
•	Investors should be willing to forgo interest and dividend payments and be willing to lose up to 90.00% of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Payments on the notes are not linked to a basket composed of the Reference Stocks. Payments on the notes are linked to the performance of each of the Reference Stocks individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about June 10, 2024 (the “Pricing Date”) and are expected to settle on or about June 13, 2024. The Strike Value of each Reference Stock has been determined by reference to the closing price of one share of that Reference Stock on June 6, 2024 and not by reference to the closing price of one share of that Reference Stock on the Pricing Date.
•	CUSIP: 48135NEF9

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	—	$1,000
Total		$—	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) All sales of the notes will be made to certain fee-based advisory accounts for which an affiliated or unaffiliated broker-dealer is an investment adviser. These broker-dealers will forgo any commissions related to these sales. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $998.20 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $970.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-I dated April 13, 2023, the prospectus and prospectus supplement, each dated April 13, 2023, and the prospectus addendum dated June 3, 2024

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Reference Stocks: As specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement

Upside Leverage Factor: At least 2.02 (to be provided in the pricing supplement)

Buffer Amount: 10.00%

Strike Date: June 6, 2024

Pricing Date: On or about June 10, 2024

Original Issue Date (Settlement Date): On or about June 13, 2024

Observation Date*: June 8, 2026

Maturity Date*: June 11, 2026

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

If the Final Value of each Reference Stock is greater than its Strike Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Stock Return × Upside Leverage Factor)

If (i) the Final Value of one Reference Stock is greater than its Strike Value and the Final Value of the other Reference Stock is equal to its Strike Value or is less than its Strike Value by up to the Buffer Amount or (ii) the Final Value of each Reference Stock is equal to its Strike Value or is less than its Strike Value by up to the Buffer Amount, you will receive the principal amount of your notes at maturity.

If the Final Value of either Reference Stock is less than its Strike Value by more than the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 × (Lesser Performing Stock Return + Buffer Amount)]

If the Final Value of either Reference Stock is less than its Strike Value by more than the Buffer Amount, you will lose some or most of your principal amount at maturity.

Lesser Performing Reference Stock: The Reference Stock with the Lesser Performing Stock Return

Lesser Performing Stock Return: The lower of the Stock Returns of the Reference Stocks

Stock Return:

With respect to each Reference Stock,

(Final Value – Strike Value)
Strike Value

Strike Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Strike Date, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement. The Strike Value of each Reference Stock is not the closing price of one share of that Reference Stock on the Pricing Date.

Final Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Observation Date

Stock Adjustment Factor: With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set equal to 1.0 on the Strike Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.

PS-1 | Structured Investments Uncapped Buffered Return Enhanced Notes Linked to the Lesser Performing of the Common Stock of CoStar Group, Inc. and the Common Stock of FactSet Research Systems Inc.

Key Terms Relating to the Reference Stocks

Reference Stock	Bloomberg Ticker Symbol	Strike Value
Common stock of CoStar Group, Inc., par value $0.01 per share	CSGP	$77.05
Common stock of FactSet Research Systems Inc., par value $0.01 per share	FDS	$410.10

Hypothetical Payout Profile

The following table illustrates the hypothetical total return and payment at maturity on the notes linked to two hypothetical Reference Stocks. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns and payments set forth below assume the following:

•	a Strike Value for the Lesser Performing Reference Stock of $100.00;
•	an Upside Leverage Factor of 2.02; and
•	a Buffer Amount of 10.00%.

The hypothetical Strike Value of the Lesser Performing Reference Stock of $100.00 has been chosen for illustrative purposes only and does not represent the actual Strike Value of either Reference Stock. The actual Strike Value of each Reference Stock is the closing price of one share of that Reference Stock on the Strike Date and is specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement. For historical data regarding the actual closing prices of one share of each Reference Stock, please see the historical information set forth under “The Reference Stocks” in this pricing supplement.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Final Value of the Lesser Performing Reference Stock	Lesser Performing Stock Return	Total Return on the Notes	Payment at Maturity
$165.00	65.00%	131.30%	$2,313.00
$150.00	50.00%	101.00%	$2,010.00
$140.00	40.00%	80.80%	$1,808.00
$130.00	30.00%	60.60%	$1,606.00
$120.00	20.00%	40.40%	$1,404.00
$110.00	10.00%	20.20%	$1,202.00
$105.00	5.00%	10.10%	$1,101.00
$101.00	1.00%	2.02%	$1,020.20
$100.00	0.00%	0.00%	$1,000.00
$95.00	-5.00%	0.00%	$1,000.00
$90.00	-10.00%	0.00%	$1,000.00
$80.00	-20.00%	-10.00%	$900.00
$70.00	-30.00%	-20.00%	$800.00
$60.00	-40.00%	-30.00%	$700.00
$50.00	-50.00%	-40.00%	$600.00
$40.00	-60.00%	-50.00%	$500.00
$30.00	-70.00%	-60.00%	$400.00
$20.00	-80.00%	-70.00%	$300.00
$10.00	-90.00%	-80.00%	$200.00
$0.00	-100.00%	-90.00%	$100.00
PS-2 | Structured Investments Uncapped Buffered Return Enhanced Notes Linked to the Lesser Performing of the Common Stock of CoStar Group, Inc. and the Common Stock of FactSet Research Systems Inc.

How the Notes Work

Upside Scenario:

If the Final Value of each Reference Stock is greater than its Strike Value, investors will receive at maturity the $1,000 principal amount plus a return equal to the Lesser Performing Stock Return times the Upside Leverage Factor of at least 2.02.

•	Assuming a hypothetical Upside Leverage Factor of 2.02, if the closing price of one share of the Lesser Performing Reference Stock increases 10.00%, investors will receive at maturity a return equal to 20.20%, or $1,202.00 per $1,000 principal amount note.

Par Scenario:

If (i) the Final Value of one Reference Stock is greater than its Strike Value and the Final Value of the other Reference Stock is equal to its Strike Value or is less than its Strike Value by up to the Buffer Amount of 10.00% or (ii) the Final Value of each Reference Stock is equal to its Strike Value or is less than its Strike Value by up to the Buffer Amount of 10.00%, investors will receive at maturity the principal amount of their notes.

Downside Scenario:

If the Final Value of either Reference Stock is less than its Strike Value by more than the Buffer Amount of 10.00%, investors will lose 1% of the principal amount of their notes for every 1% that the Final Value of the Lesser Performing Reference Stock is less than its Strike Value by more than the Buffer Amount.

•	For example, if the closing price of one share of the Lesser Performing Reference Stock declines 60.00%, investors will lose 50.00% of their principal amount and receive only $500.00 per $1,000 principal amount note at maturity, calculated as follows:

$1,000 + [$1,000 × (-60.00% + 10.00%)] = $500.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement and in Annex A to the accompanying prospectus addendum.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the Final Value of either Reference Stock is less than its Strike Value by more than 10.00%, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Lesser Performing Reference Stock is less than its Strike Value by more than 10.00%. Accordingly, under these circumstances, you will lose up to 90.00% of your principal amount at maturity.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.

PS-3 | Structured Investments Uncapped Buffered Return Enhanced Notes Linked to the Lesser Performing of the Common Stock of CoStar Group, Inc. and the Common Stock of FactSet Research Systems Inc.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE PRICE OF ONE SHARE OF EACH REFERENCE STOCK —

Payments on the notes are not linked to a basket composed of the Reference Stocks and are contingent upon the performance of each individual Reference Stock. Poor performance by either of the Reference Stocks over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Reference Stock.

•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LESSER PERFORMING REFERENCE STOCK.
•	THE NOTES DO NOT PAY INTEREST.
•	YOU WILL NOT RECEIVE DIVIDENDS ON EITHER REFERENCE STOCK OR HAVE ANY RIGHTS WITH RESPECT TO EITHER REFERENCE STOCK.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Upside Leverage Factor.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

PS-4 | Structured Investments Uncapped Buffered Return Enhanced Notes Linked to the Lesser Performing of the Common Stock of CoStar Group, Inc. and the Common Stock of FactSet Research Systems Inc.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the projected hedging profits, if any, estimated hedging costs and the prices of one share of the Reference Stocks. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Reference Stocks

•	NO AFFILIATION WITH EITHER REFERENCE STOCK ISSUER —

We have not independently verified any of the information about either Reference Stock issuer contained in this pricing supplement. You should undertake your own investigation into each Reference Stock and its issuer. We are not responsible for either Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•	THE ANTI-DILUTION PROTECTION FOR EACH REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY —

The calculation agent will not make an adjustment in response to all events that could affect a Reference Stock. The calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

PS-5 | Structured Investments Uncapped Buffered Return Enhanced Notes Linked to the Lesser Performing of the Common Stock of CoStar Group, Inc. and the Common Stock of FactSet Research Systems Inc.

The Reference Stocks

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Each Reference Stock is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the exchange provided in the table below, which we refer to as the relevant exchange for purposes of that Reference Stock in the accompanying product supplement. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided in the table below, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. We obtained the closing prices below from the Bloomberg Professional® service (“Bloomberg”) without independent verification.

Reference Stock	Bloomberg Ticker Symbol	Relevant Exchange	SEC File Number	Closing Price on June 6, 2024
Common stock of CoStar Group, Inc., par value $0.01 per share	CSGP	The Nasdaq Stock Market	000-24531	$77.05
Common stock of FactSet Research Systems Inc., par value $0.01 per share	FDS	New York Stock Exchange	001-11869	$410.10

According to publicly available filings of the relevant Reference Stock issuer with the SEC:

•	CoStar Group, Inc. is a provider of online real estate marketplaces, information and analytics in the United States and United Kingdom.
•	FactSet Research Systems Inc. is a financial digital platform and enterprise solutions provider that delivers data, analytics and technology used by financial professionals.

Historical Information

The following graphs set forth the historical performance of each Reference Stock based on the weekly historical closing prices of one share of that Reference Stock from January 4, 2019 through May 31, 2024. The closing prices above and below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

The historical closing prices of one share of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of either Reference Stock on the Observation Date. There can be no assurance that the performance of the Reference Stocks will result in the return of any of your principal amount in excess of $100.00 per $1,000 principal amount note, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

PS-6 | Structured Investments Uncapped Buffered Return Enhanced Notes Linked to the Lesser Performing of the Common Stock of CoStar Group, Inc. and the Common Stock of FactSet Research Systems Inc.

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations.  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

PS-7 | Structured Investments Uncapped Buffered Return Enhanced Notes Linked to the Lesser Performing of the Common Stock of CoStar Group, Inc. and the Common Stock of FactSet Research Systems Inc.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

PS-8 | Structured Investments Uncapped Buffered Return Enhanced Notes Linked to the Lesser Performing of the Common Stock of CoStar Group, Inc. and the Common Stock of FactSet Research Systems Inc.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Reference Stocks” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
•	Prospectus addendum dated June 3, 2024: http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-9 | Structured Investments Uncapped Buffered Return Enhanced Notes Linked to the Lesser Performing of the Common Stock of CoStar Group, Inc. and the Common Stock of FactSet Research Systems Inc.